SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

AMENDNMENT NO. 2

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported). . . . . .	October 27, 2003
China Energy Ventures Corp.
(Exact Name of Registrant as Specified in Its Charter)
Nevada
(State or Other Jurisdiction of Incorporation)
0-28345	72-1381282
(Commission File Number)	(IRS Employer Identification No.)
1002, Building C, Huiyuan Apartment, Asia Game Village, Beijing, China	100101
(Address of Principal Executive Offices)	(Zip Code)
86-10-6499-1255
(Registrant's Telephone Number, Including Area Code)
China Broadband Corp.
(Former name or Former Address, if Changed Since Last Report)

1

Item 1. Changes in Control of Registrant.

Not Applicable

Item 2. Acquisition or Disposition of Assets.

Not Applicable

Item 3. Bankruptcy or Receivership.

Not Applicable

Item 4. Changes in Registrant's Certifying Accountant.

Not Applicable

Item 5. Other Events.

On October 31, 2003, China Energy Ventures Corp. (f.k.a. China Broadband Corp.) (the "Registrant") disclosed on a Form 8-K that it had entered into a Share Exchange Agreement ("Agreement") with Big Sky Energy Kazakhstan Ltd. ("BSEK"), an Alberta corporation, and all BSEK's shareholders of record as of that day. The Registrant was required to issue up to a maximum of 8,000,000 common shares to the shareholders of record as of October 27, 2003 of BSEK in exchange for all the issued and outstanding shares of BSEK. The Registrant retained PetroGlobe (Canada) Ltd. to conduct a fair market valuation on an existing oil and gas lease in Kazakhstan, which is held by BSEK's subsidiary, KoZhaN LLP. The fair market valuation was used to determine BSEK's net asset value Application of the exchange formula per the Agreement would have resulted in the Registrant having to issue more than the agreed maximum of 8,000,000 common shares.

As a result, on January 12, 2004, the Registrant issued 8,000,000 common shares to the shareholders of BSEK.

Mr. Matthew Heysel, who is a shareholder, Chairman and Chief Executive Officer of the Registrant, is Chairman and Chief Executive Officer of BSEK and is also the Chairman and Chief Executive Officer of Big Sky Energy Canada Ltd., a shareholder of BSEK.

Mr. Daming Yang, who is a shareholder, director and President of the Registrant, is the President and a director of BSEK and is also the President and a director of Big Sky Energy Canada Ltd., a shareholder of BSEK.

Mr. Kai Yang, who is a major shareholder of the Registrant and Mr. Daming Yang's brother, is the sole shareholder of Big Sky Energy Canada Ltd., a shareholder of BSEK.

Item 6. Resignations of Registrant's Directors.

Not Applicable

Item 7. Financial Statements and Exhibits.

(a) Financial Statements

(1) - (2) Financial Statements of the Business Acquired and Pro Forma Financial Information.

The financial statements of Big Sky Energy Kazakhstan Ltd. and pro forma financial statements showing the effect of the acquisition will be filed as soon as practicable but not later than sixty (60) days following the date that this Amendment No. 2 to Form 8-K is required to be filed.

2

(b) Exhibits:

None

Item 8. Change in Fiscal Year.

Not Applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA ENERGY VENTURES CORP.
(Registrant)
Date:	January 13, 2004	By:	/s/ Matthew Heysel
Matthew Heysel Chairman, Chief Executive Officer and Director

3